EXHIBIT 11

                           CHARTER ONE FINANCIAL, INC.
                        COMPUTATION OF PER SHARE EARNINGS

                                                             THREE MONTHS ENDED                      SIX MONTHS ENDED
                                                                  JUNE 30,                                JUNE 30,
                                                    -------------------------------------   ------------------------------------
                                                          1999                1998                1999               1998
                                                    ------------------  -----------------   -----------------   ----------------
                                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE)

BASIC EARNINGS PER SHARE(1):
  Weighted average number of common
    shares outstanding .........................          166,238,400        165,978,203         166,009,365        165,771,076
                                                    ==================  =================   =================   ================

  Net income ...................................             $ 92,501           $ 79,359           $ 180,636          $ 153,412
                                                    ==================  =================   =================   ================
  Basic earnings per share .....................                  .56                .48                1.09                .93
                                                    ==================  =================   =================   ================

DILUTED EARNINGS PER SHARE(1):
  Weighted average number of common
    shares outstanding .........................          166,238,400        165,978,203         166,009,365        165,771,076
  Add common stock equivalents for shares
    issuable under Stock Option Plan ...........            3,993,263          6,445,160           4,117,594          6,145,382
                                                    ------------------  -----------------   -----------------   ----------------
  Weighted average number of common and
    common equivalent shares outstanding .......          170,231,663        172,423,363         170,126,959        171,916,458
                                                    ==================  =================   =================   ================

  Net income ...................................             $ 92,501           $ 79,359           $ 180,636          $ 153,412
                                                    ==================  =================   =================   ================
  Diluted earnings per share ...................                  .54                .46                1.06                .89
                                                    ==================  =================   =================   ================

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(1) Restated to reflect the 5% stock dividend issued September 30, 1998.



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